UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Amendment No. 2
Under the Securities Exchange Act of 1934

SYNEOS HEALTH, INC.
(Name of Issuer)
Class A Common Stock, par value $0.01 per share
(Title of Class of Securities)
45329R109
(CUSIP Number)

Michael Ristaino, Vice President of Finance - Fund Administration
c/o Advent International Corporation
Prudential Tower, 800 Boylston Street, Suite 3300
Boston, MA 02199
617-951-9400
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 3, 2020
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because § 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g) check the following box ☐.

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
15,418,795 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
15,418,795 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,418,795 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
14.84% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO, IA

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the Issuer’s Prospectus Supplement dated December 1, 2020 and filed with the Securities and Exchange Commission (the “SEC”) on December 3, 2020 (the “December 2020 Prospectus Supplement”).

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Double Eagle Investor Holdings, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
15,155,317 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
15,155,317 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,155,317 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
14.58% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-C Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
263,478 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
263,478 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
263,478 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.25% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Double Eagle GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
15,155,317 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
15,155,317 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,155,317 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
14.58% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VIII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
8,664,039 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
8,664,039 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,664,039 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.34% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
GPE VIII GP S.a. r.l.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
6,014,614 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
6,014,614 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,014,614 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.79% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
GPE VIII GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,286,977 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
2,286,977 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,286,977 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.20% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
AP GPE VIII GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
362,448 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
362,448 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
362,448 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.35% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
6,754,756 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
6,754,756 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,754,756 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.50% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
GPE VII GP S.a. r.l.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
4,265,854 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
4,265,854 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,265,854 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.10% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
GPE VII GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,276,075 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
2,276,075 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,276,075 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.19% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VIII Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
488,406 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
488,406 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
488,406 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.47% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,617,801 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
1,617,801 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,617,801 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.56% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B-1 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
574,074 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
574,074 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
574,074 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.55% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B-2 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
428,026 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
428,026 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
428,026 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.41% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B-3 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
668,374 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
668,374 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
668,374 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.64% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-D Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
225,330 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
225,330 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
225,330 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.22% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-F Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
66,779 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
66,779 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
66,779 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.06% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-H Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
591,604 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
591,604 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
591,604 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.57% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-I Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
550,128 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
550,128 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
550,128 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.53% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-J Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
540,614 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
540,614 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
540,614 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.52% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,145,617 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
1,145,617 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,145,617 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.10% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-E Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
250,956 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
250,956 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
250,956 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.24% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-G Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
425,635 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
425,635 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
425,635 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.41% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-K Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
234,243 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
234,243 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
234,243 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.23% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-L Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
230,526 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
230,526 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
230,526 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.22% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
112,557 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
112,557 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
112,557 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.11% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII-B Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
192,565 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
192,565 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
192,565 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.19% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
18,888 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
18,888 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18,888 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.02% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
23,452 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
23,452 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
23,452 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.02% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII-A Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
14,986 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
14,986 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,986 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VII Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
724,946 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
724,946 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
724,946 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.70% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VII-B Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,066,765 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
2,066,765 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,066,765 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.99% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VII-C Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
656,795 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
656,795 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
656,795 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.63% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VII-D Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
434,038 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
434,038 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
434,038 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.42% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VII-F Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
191,655 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
191,655 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
191,655 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.18% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VII-G Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
191,655 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
191,655 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
191,655 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.18% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VII-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
670,995 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
670,995 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
670,995 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.65% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VII-E Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,488,715 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
1,488,715 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,488,715 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.43% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent International GPE VII-H Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
116,365 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
116,365 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
116,365 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.11% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
3,145 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
3,145 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,145 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.00% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII 2014 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
8,050 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
8,050 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,050 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
7,432 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
7,432 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,432 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII-A 2014 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
22,064 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
22,064 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
22,064 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.02% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
53,595 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
53,595 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
53,595 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.05% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII 2014 Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
18,118 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
18,118 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18,118 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.02% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII-A Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
14,169 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
14,169 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,169 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII-B Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
73,470 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
73,470 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
73,470 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.07% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII-A 2014 Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
12,784 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
12,784 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
12,784 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 2 to Schedule 13D.

(1)
Calculation based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

This Amendment No. 2 (“Amendment No. 2”) amends and supplements the statement on Schedule 13D originally filed by the Reporting Persons on August 10, 2017 (as amended by Amendment No. 1 (“Amendment No. 1”) to Schedule 13D filed on September 22, 2020, the “Schedule 13D”). Unless otherwise indicated, each capitalized term used but not defined in this Amendment No. 2 shall have the meaning assigned to such term in the Schedule 13D.

Item 4.	Purpose of Transaction

Item 4 of the Schedule 13D is supplemented as follows:

On December 3, 2020, pursuant to the Underwriting Agreement, dated December 1, 2020 (the “Underwriting Agreement”), by and among the Double Eagle Investor Holdings, L.P. (“Double Eagle Investor Holdings”) and Advent International GPE VIII-C Limited Partnership (“GPE VIII-C” and, together with Double Eagle Investor Holdings, the “Advent Funds”), the Issuer and Goldman Sachs & Co. LLC and BofA Securities, Inc. (collectively, the “Underwriters”) and other selling stockholders named therein, the Advent Funds sold an aggregate of 3,228,241 shares of Common Stock to the Underwriters for $61.28 per share as part of an underwritten public offering (the “December 2020 Offering”), as set forth in the table below:

Seller (Reporting Person)	Shares Sold
GPE VIII-C	55,164
Double Eagle Investor Holdings	3,173,077
Total:	3,228,241

Shares sold through Double Eagle Investor Holdings:
Advent International GPE VIII Limited Partnership	102,258
Advent International GPE VIII-B Limited Partnership	338,720
Advent International GPE VIII-B-1 Limited Partnership	120,194
Advent International GPE VIII-B-2 Limited Partnership	89,616
Advent International GPE VIII-B-3 Limited Partnership	139,938
Advent International GPE VIII-D Limited Partnership	47,178
Advent International GPE VIII-F Limited Partnership	13,981
Advent International GPE VIII-H Limited Partnership	123,864
Advent International GPE VIII-I Limited Partnership	115,180
Advent International GPE VIII-J Limited Partnership	113,189
Advent International GPE VIII-A Limited Partnership	239,858
Advent International GPE VIII-E Limited Partnership	52,543
Advent International GPE VIII-G Limited Partnership	89,116
Advent International GPE VIII-K Limited Partnership	49,043
Advent International GPE VIII-L Limited Partnership	48,265
Advent Partners GPE VIII Cayman Limited Partnership	23,566
Advent Partners GPE VIII-A Cayman Limited Partnership	3,138
Advent Partners GPE VIII-B Cayman Limited Partnership	40,318
Advent Partners GPE VIII Limited Partnership	3,955
Advent Partners GPE VIII-A Limited Partnership	4,910
Advent International GPE VII Limited Partnership	152,782

Advent International GPE VII-B Limited Partnership	432,718
Advent International GPE VII-C Limited Partnership	137,514
Advent International GPE VII-D Limited Partnership	90,875
Advent International GPE VII-F Limited Partnership	40,127
Advent International GPE VII-G Limited Partnership	40,127
Advent International GPE VII-A Limited Partnership	140,487
Advent International GPE VII-E Limited Partnership	311,693
Advent International GPE VII-H Limited Partnership	24,364
Advent Partners GPE VII Limited Partnership	659
Advent Partners GPE VII 2014 Limited Partnership	1,685
Advent Partners GPE VII-A Limited Partnership	1,556
Advent Partners GPE VII-A 2014 Limited Partnership	4,620
Advent Partners GPE VII Cayman Limited Partnership	11,221
Advent Partners GPE VII 2014 Cayman Limited Partnership	3,793
Advent Partners GPE VII-A Cayman Limited Partnership	2,967
Advent Partners GPE VII-B Cayman Limited Partnership	15,383
Advent Partners GPE VII-A 2014 Cayman Limited Partnership	2,676
Total:	3,228,241

All of the Common Stock that is beneficially owned by the Reporting Persons was acquired for investment purposes. The Reporting Persons may sell all or a portion of the shares of Common Stock now owned in the open market, in privately negotiated transactions or otherwise, at any time and from time to time and at such prices as the Reporting Persons deem advisable. The Reporting Persons intend to review their investment in the Issuer continually. Depending upon the results of such review and other factors that the Reporting Persons deem relevant to an investment in the Issuer, the Reporting Persons may take or propose to take, alone or in conjunction with others including the Issuer, other actions intended to increase or decrease the Reporting Persons’ investment in the Issuer or the value of their investment in the Issuer, which could include one or more of the transactions or actions referred to in paragraphs (a) through (j) of Item 4 of Schedule 13D.

Tom Allen and John Maldonado, each employees of Advent, serve as directors of the Issuer and were appointed to the Issuer’s board of directors as contemplated by the Stockholders’ Agreement.

In connection with the December 2020 Offering, the Advent Funds entered into a customary “lock-up” agreement with the Underwriters, dated December 1, 2020 (the “Lock-up Agreement”) pursuant to which the Advent Funds generally agreed, subject to certain exceptions, not to sell, transfer, or otherwise dispose of any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, shares of Common Stock, for 30-days after the date of the final prospectus relating to the December 2020 Offering without prior written consent from the Underwriters.

The foregoing descriptions of the Underwriting Agreement and the Lock-up Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached as Exhibit 99.3, and a form of the Lock-up Agreements attached as Annex IV to the Underwriting Agreement, each of which is incorporated by reference herein.

The first sentence of Item 4 of Amendment No. 1 is hereby amended to replace “June 17, 2020” with “September 17, 2020.”

Item 5.	Interest in Securities of the Issuer

Item 5 of the Schedule 13D is supplemented as follows:

(a)(b) The responses of the Reporting Persons to Rows (7) through (13) of the cover pages of this Amendment No. 2 as of the close of business on December 3, 2020 are incorporated by reference herein. After giving effect to the sale of the shares of Common Stock described in Item 4 of this Amendment No. 2, as of the close of business on December 3, 2020, the Reporting Persons beneficially owned, in the aggregate, 15,418,795 shares of Common Stock, which represents approximately 14.84% of the Common Stock issued and outstanding.

The following table sets forth the aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person as of the close of business on December 3, 2020, after giving effect to the sale of shares of Common Stock described in Item 4 of this Amendment No. 2, calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The percentage of Common Stock owned was calculated based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

Reporting Person	Number of Shares Beneficially Owned	Percentage of Common Stock
Advent International Corporation	15,418,795	14.84%
GPE VIII-C	263,478	0.25%
Double Eagle Investor Holdings	15,155,317	14.58%
Double Eagle GP	15,155,317	14.58%
Advent International GPE VII, LLC	6,754,756	6.50%
GPE VII GP Limited Partnership(2)	2,276,075	2.19%
GPE VII GP S.à r.l.(2)	4,265,854	4.10%
Advent International GPE VIII, LLC	8,664,039	8.34%
GPE VIII GP Limited Partnership(3)	2,286,977	2.20%
GPE VIII GP S.à r.l.(3)	6,014,614	5.79%
AP GPE VIII GP Limited Partnership(3)	362,448	0.35%
Advent International GPE VIII Limited Partnership	488,406	0.47%

Reporting Person	Number of Shares Beneficially Owned	Percentage of Common Stock
Advent International GPE VIII-B Limited Partnership	1,617,801	1.56%
Advent International GPE VIII-B-1 Limited Partnership	574,074	0.55%
Advent International GPE VIII-B-2 Limited Partnership	428,026	0.41%
Advent International GPE VIII-B-3 Limited Partnership	668,374	0.64%
Advent International GPE VIII-D Limited Partnership	225,330	0.22%
Advent International GPE VIII-F Limited Partnership	66,779	0.06%
Advent International GPE VIII-H Limited Partnership	591,604	0.57%
Advent International GPE VIII-I Limited Partnership	550,128	0.53%
Advent International GPE VIII-J Limited Partnership	540,614	0.52%
Advent International GPE VIII-A Limited Partnership	1,145,617	1.10%
Advent International GPE VIII-E Limited Partnership	250,956	0.24%
Advent International GPE VIII-G Limited Partnership	425,635	0.41%
Advent International GPE VIII-K Limited Partnership	234,243	0.23%
Advent International GPE VIII-L Limited Partnership	230,526	0.22%
Advent Partners GPE VIII Cayman Limited Partnership	112,557	0.11%
Advent Partners GPE VIII-A Cayman Limited Partnership	14,986	0.01%
Advent Partners GPE VIII-B Cayman Limited Partnership	192,565	0.19%
Advent Partners GPE VIII Limited Partnership	18,888	0.02%
Advent Partners GPE VIII-A Limited Partnership	23,452	0.02%
Advent International GPE VII Limited Partnership	724,946	0.70%
Advent International GPE VII-B Limited Partnership	2,066,765	1.99%
Advent International GPE VII-C Limited Partnership	656,795	0.63%
Advent International GPE VII-D Limited Partnership	434,038	0.42%
Advent International GPE VII-F Limited Partnership	191,655	0.18%
Advent International GPE VII-G Limited Partnership	191,655	0.18%
Advent International GPE VII-A Limited Partnership	670,995	0.65%
Advent International GPE VII-E Limited Partnership	1,488,715	1.43%
Advent International GPE VII-H Limited Partnership	116,365	0.11%
Advent Partners GPE VII Limited Partnership(2)	3,145	Less than 0.01%
Advent Partners GPE VII 2014 Limited Partnership(2)	8,050	0.01%
Advent Partners GPE VII-A Limited Partnership(2)	7,432	0.01%
Advent Partners GPE VII-A 2014 Limited Partnership(2)	22,064	0.02%

Reporting Person	Number of Shares Beneficially Owned	Percentage of Common Stock
Advent Partners GPE VII Cayman Limited Partnership(2)	53,595	0.05%
Advent Partners GPE VII 2014 Cayman Limited Partnership(2)	18,118	0.02%
Advent Partners GPE VII-A Cayman Limited Partnership(2)	14,169	0.01%
Advent Partners GPE VII-B Cayman Limited Partnership(2)	73,470	0.07%
Advent Partners GPE VII-A 2014 Cayman Limited Partnership(2)	12,784	0.01%

(1) Advent is the Sole Member of Double Eagle GP, which in turn is the General Partner of Double Eagle Investor Holdings. As such, Advent has the sole power to vote and dispose of the securities beneficially owned by the Advent Sub Funds. The beneficial ownership of AIC and Double Eagle Investor Holdings derive such power.

(2) Advent is the Manager of Advent International GPE VII, LLC, which in turn is the Manager of the indicated Reporting Persons. As such, Advent has the sole power to vote and dispose of the securities beneficially owned by Advent Partners GPE VII Limited Partnership, Advent Partners GPE VII 2014 Limited Partnership, Advent Partners GPE VII-A Limited Partnership, Advent Partners GPE VII-A 2014 Limited Partnership, Advent Partners GPE VII Cayman Limited Partnership, Advent Partners GPE VII 2014 Cayman Limited Partnership, Advent Partners GPE VII-A Cayman Limited Partnership, Advent Partners GPE VII-B Cayman Limited Partnership, Advent Partners GPE VII-A 2014 Cayman Limited Partnership, Advent International GPE VII-A Limited Partnership, Advent International GPE VII-E Limited Partnership, Advent International GPE VII-H Limited Partnership, Advent International GPE VII Limited Partnership, Advent International GPE VII-B Limited Partnership, Advent International GPE VII-C Limited Partnership, Advent International GPE VII-D Limited Partnership, Advent International GPE VII-F Limited Partnership, and Advent International GPE VII-G Limited Partnership. The beneficial ownership of Advent and Advent International GPE VII, LLC derive such power.

(3) Advent is the Manager of Advent International GPE VIII, LLC, which in turn is the Manager of the indicated Reporting Persons. As such, Advent has the sole power to vote and dispose of the securities beneficially owned by Advent International GPE VIII Limited Partnership, Advent International GPE VIII-B Limited Partnership, Advent International GPE VIII-B-1 Limited Partnership, Advent International GPE VIII-B-2 Limited Partnership, Advent International GPE VIII-B-3 Limited Partnership, Advent International GPE VIII-D Limited Partnership, Advent International GPE VIII-F Limited Partnership, Advent International GPE VIII-H Limited Partnership, Advent International GPE VIII-I Limited Partnership, Advent International GPE VIII-J Limited Partnership, and Advent International GPE VIII-C Limited Partnership, Advent International GPE VIII-A Limited Partnership, Advent International GPE VIII-E Limited Partnership, Advent International GPE VIII-G Limited Partnership, Advent International GPE VIII-K Limited Partnership, Advent International GPE VIII-L Limited Partnership, Advent Partners GPE VIII Cayman Limited Partnership, Advent Partners GPE VIII-A Cayman Limited Partnership, Advent Partners GPE VIII-B Cayman Limited Partnership, Advent Partners GPE VIII Limited Partnership, and Advent Partners GPE VIII-A Limited Partnership. The beneficial ownership of Advent and Advent International GPE VIII, LLC derive such power.

On account of the Advent Stockholders’ Agreement, the Reporting Persons may be deemed to constitute a “group” (within the meaning of Section 13(d)(3) of the Exchange Act. Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock held by any other Reporting Person or its affiliates or any other person solely by virtue of the existence of the Advent Stockholders’ Agreement.

To the Reporting Persons’ knowledge, none of the directors or executive officers of the Reporting Persons listed on Schedule A to this Amendment No. 2 beneficially owned shares of Common Stock as of the close of business on December 3, 2020.

(c) Except as disclosed in Item 4 of this Amendment No. 2, which is incorporated herein by reference, no Reporting Person has effected any transactions in the Common Stock during the past 60 days, and to the Reporting Persons’ knowledge, none of the directors or executive officers of the Reporting Persons listed on Schedule A to this Amendment No. 2 effected any transactions in the Common Stock during within the past 60 days.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 of the Schedule 13D is hereby supplemented as follows:

The information set forth under Item 4 of this Amendment No. 2 is incorporated herein by reference.

Item 7.	Material to Be Filed as Exhibits

99.3
Underwriting Agreement, dated December 1, 2020, between the Issuer and the Reporting Persons (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed by Syneos Health, Inc. on December 3, 2020).

99.4*	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Exchange Act.

* Filed herewith.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 7, 2020	Advent International Corporation

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: December 7, 2020	Double Eagle Investor Holdings, L.P.

By: Double Eagle GP, LLC, its General Partner
By: Advent International Corporation, its Sole Member

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: December 7, 2020	Double Eagle GP, LLC

By: Advent International Corporation, its Sole Member

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: December 7, 2020	Advent International GPE VII, LLC
Advent International GPE VIII, LLC

By: Advent International Corporation, its Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: December 7, 2020	GPE VIII GP S.à r.l.
GPE VIII GP Limited Partnership
AP GPE VIII GP Limited Partnership

By: Advent International GPE VIII, LLC, its General Partner
By: Advent International Corporation, its Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: December 7, 2020	GPE VII GP S.à r.l.
GPE VII GP Limited Partnership

By: Advent International GPE VII, LLC, its General Partner
By: Advent International Corporation, its Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: December 7, 2020	Advent International GPE VIII Limited Partnership
Advent International GPE VIII-B Limited Partnership
Advent International GPE VIII-B-1 Limited Partnership
Advent International GPE VIII-B-2 Limited Partnership
Advent International GPE VIII-B-3 Limited Partnership
Advent International GPE VIII-D Limited Partnership
Advent International GPE VIII-F Limited Partnership
Advent International GPE VIII-H Limited Partnership
Advent International GPE VIII-I Limited Partnership
Advent International GPE VIII-J Limited Partnership
Advent International GPE VIII-C Limited Partnership

By: GPE VIII GP S.à r.l., its General Partner
	By: Advent International GPE VIII, LLC, its Manager		/s/ Jarlyth Gibson
	By: Advent International Corporation, its Manager		Jarlyth Gibson, Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: December 7, 2020	Advent International GPE VIII-A Limited Partnership
Advent International GPE VIII-E Limited Partnership
Advent International GPE VIII-G Limited Partnership
Advent International GPE VIII-K Limited Partnership
Advent International GPE VIII-L Limited Partnership

By: GPE VIII GP Limited Partnership, its General Partner
By: Advent International GPE VIII, LLC, its General Partner
By: Advent International Corporation, its Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: December 7, 2020	Advent Partners GPE VIII Cayman Limited Partnership
Advent Partners GPE VIII-B Cayman Limited Partnership
Advent Partners GPE VIII Limited Partnership
Advent Partners GPE VIII-A Limited Partnership
Advent Partners GPE VIII-A Cayman Limited Partnership

By: AP GPE VIII GP Limited Partnership, its General Partner
By: Advent International GPE VIII, LLC, its General Partner
By: Advent International Corporation, its Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: December 7, 2020	Advent International GPE VII Limited Partnership
Advent International GPE VII-B Limited Partnership
Advent International GPE VII-C Limited Partnership
Advent International GPE VII-D Limited Partnership
Advent International GPE VII-F Limited Partnership
Advent International GPE VII-G Limited Partnership

By: GPE VII GP S.à r.l., its General Partner
	By: Advent International GPE VII, LLC, its Manager		/s/ Jarlyth Gibson
	By: Advent International Corporation, its Manager		Jarlyth Gibson, Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: December 7, 2020	Advent International GPE VII-A Limited Partnership
Advent International GPE VII-E Limited Partnership
Advent International GPE VII-H Limited Partnership

By: GPE VII GP Limited Partnership, its General Partner
By: Advent International GPE VII, LLC, its General Partner
By: Advent International Corporation, its Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: December 7, 2020	Advent Partners GPE VII Limited Partnership
Advent Partners GPE VII 2014 Limited Partnership
Advent Partners GPE VII-A Limited Partnership
Advent Partners GPE VII-A 2014 Limited Partnership
Advent Partners GPE VII Cayman Limited Partnership
Advent Partners GPE VII 2014 Cayman Limited Partnership
Advent Partners GPE VII-A Cayman Limited Partnership
Advent Partners GPE VII-B Cayman Limited Partnership
Advent Partners GPE VII-A 2014 Cayman Limited Partnership

By: Advent International GPE VII, LLC, its General Partner
By: Advent International Corporation, its Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

SCHEDULE A
The name and present principal occupation of each executive officer and director of Advent International Corporation is set forth below. The business address of each executive officer and director of Advent International Corporation is c/o Advent International Corporation, Prudential Tower, 800 Boylston Street, Suite 3300, Boston, MA 02199. All of the persons other than James Brocklebank, Patrice Etlin and Jan Janshen listed below are citizens of the United States. Mr. Brocklebank is a citizen of the United Kingdom. Mr. Etlin is a citizen of Brazil. Mr. Janshen is a citizen of Germany.

Name	Position with Advent International Corporation	Principal Occupation (if different)
Thomas H. Lauer	Director

Richard F. Kane	Senior Vice President of Operations and Business Development & Managing Director; Assistant Secretary

Eileen Sivolella	Senior Vice President & Managing Director; Chief Financial Officer; Treasurer; Assistant Secretary

James R. Westra	Senior Vice President & Managing Partner; Chief Legal Officer; General Counsel

Andrew D. Dodge	Vice President; Deputy General Counsel; Secretary

Heather R. Zuzenak	Chief Compliance Officer

Jarlyth H. Gibson	Risk Officer; Assistant Treasurer

James G.A. Brocklebank	Senior Vice President & Managing Partner; Executive Officers’ Committee Member

Patrice Etlin	Senior Vice President & Managing Partner; Executive Officers’ Committee Member

John L. Maldonado	Senior Vice President & Managing Partner; Executive Officers’ Committee Member

Jan Janshen	Senior Vice President & Managing Partner; Executive Officers’ Committee Member

David M. Mussafer	Director; Chairman & Managing Partner; Executive Officers’ Committee Member

David M. McKenna	Director

Steven M. Tadler	Director

John F. Brooke	Director	Managing Director of Brooke Private Equity Associates (1)

Mark Hoffman	Director

(1) The business address of Brooke Private Equity Associates is 20 Custom House St., Suite 610, Boston, MA 02110.